Exhibit 10.42

LICENSE AND DEVELOPMENT AND MANUFACTURING TECHNOLOGY TRANSFER AGREEMENT

This Exclusive License and Development and Manufacturing Technology Transfer Agreement (this “Agreement”), effective as of the date of the last signature hereto (the “Effective Date”), is made by and between Agenus Inc., a Delaware corporation having offices at 3 Forbes Road, Lexington, MA 02421 (“Agenus”), and NewVac Ltd., a limited liability company established under Russian laws, with offices at 2a-1, Rabochaya St., Khimki, Moscow 141400 Russia (“Licensee”). Agenus and Licensee are each referred to herein as a “Party” and collectively, as the “Parties”.

RECITALS

WHEREAS, Agenus is in the business of developing novel products for the prevention and treatment of cancers and infectious diseases, and has proprietary rights in a product approved in the Russia Federation for the prevention of the recurrence of adjuvant renal cell carcinoma;

WHEREAS, Licensee is in the business of developing, manufacturing and commercializing novel products in the Russian Federation and is interested in collaborating with Agenus for the further development and commercialization of the Agenus product.

NOW THEREFORE, in consideration of the foregoing premises, the following mutual promises and covenants and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

Definitions

When used in this Agreement, each of the following terms shall have the meanings as set forth in this Article I.

1.1 “Agenus Product” means HSPPC-96 vaccine, also known as vitespen, and also known as Oncophage® vaccine for the adjuvant treatment of renal cell carcinoma, as defined in the Registration Certificate attached in the Exhibit B.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unpredicted version of this exhibit has been filed separately with the Commission.

1.2 “Agenus Product Requirements” means the amount of Agenus Product which Licensee and its Sublicensees require pursuant to the provisions hereof for commercialization of Agenus Product pursuant to this Agreement and the research and development of the Combination Product pursuant to this Agreement.

1.3 “Affiliate” means any corporation or other entity that controls, is controlled by, or is under common control with, a Party. For purposes of this Section 1.3, an entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls more than 50% of the voting securities or other ownership interest of the other corporation or entity.

1.4 “Biomaterial” means a tumor tissue specimen collected for use in manufacturing Agenus Product.

1.5 “cGMPs” means the applicable current Good Manufacturing Practices for Finished Pharmaceuticals pursuant to 21 C.F.R. 210 et seq., as amended from time to time, or its equivalent in the Russian Federation or such other equivalent in the applicable territory within the Territory.

1.6 “CMO” means a contract manufacturing organization.

1.7 “Development Indication” shall mean the Licensed Indication, or such other indication(s) as may be agreed to in writing between the Parties.

1.8 “Development Plan” has the meaning set forth in Section 4.1(b).

1.9 “Combination Product” means Agenus Product combined with Licensee Product whether administered together or via different routes of administration and/or at different sites or times.

1.10 “Commercialization Plan” has the meaning set forth in Section 4.1(b)

1.11 “Control” or Controlled” means with respect to any material, item of information or intellectual property right, the possession, whether by ownership, license or otherwise, of the right to grant a license, sublicense or other right with respect thereto.

1.12 “Developments” has the meaning set forth in Section 11.1(b).

1.13 “First Commercial Sale” means on a country-by-country basis the date of first commercial sale of such product in such country pursuant to this Agreement.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unpredicted version of this exhibit has been filed separately with the Commission.

1.14 “Gross Sales” means the amount billed or invoiced on arms-length sales by Licensee, its Sublicensees or distributors to Third Parties.

1.15 “Licensed Indication” means the adjuvant treatment of renal cell carcinoma in patients at intermediate risk of recurrence.

1.16 “Licensed Know-how” means (a) the Manufacturing Technology, and (b) any other materials, data, results, formulae, designs, specifications, methods, processes, improvements, techniques, ideas, discoveries, technical information, process information, clinical information and any other information, whether or not any of the foregoing is patentable, which is known to, and is Confidential Information and proprietary to, Agenus and Controlled by Agenus, to the extent that any of the foregoing (i) is necessary or reasonably useful to make, have made, use or sell the Agenus Product in the Licensed Indication in accordance with this Agreement, or (ii) is otherwise necessary or reasonably useful for the use of Agenus Product in connection with the research, development, manufacture or use of the Combination Product in the Development Indication in accordance with this Agreement.

1.17 “Licensed Patent Rights” means any and all patent applications and patents (including inventor’s certificates and utility models) throughout the world, including any substitutions, extensions, reissues, reexaminations, renewals, divisions, continuations and continuations-in-part of the foregoing, Controlled by Agenus (regardless of any royalty or other payments to a Third Party required of Agenus), necessary or reasonably useful for the development, manufacture, use, sale offer for sale or importation of the Agenus Product or the Combination Product. The “Licensed Patent Rights” existing as of the Effective Date are listed on Exhibit A attached and incorporated into this Agreement.

1.18 “Licensee Product” means Istradefyllin as a co-adjuvant.

1.19 “Manufacturing Capacity” means the capacity of the Agenus manufacturing facility in Lexington, MA USA to make Agenus Product for Licensee hereunder, taking into account Agenus’ other manufacturing & on-going compliance requirements, financial resources, staffing and capital equipment considerations, as of January 31, 2012, or such other capacity as may be agreed to between the Parties from time to time.

1.20 “Manufacturing Technology” means materials, data, results, formulae, designs, specifications, methods, processes, improvements, techniques, ideas, discoveries, technical information, process information, clinical information and any other information, whether or not any of the foregoing is patentable, which is known to and is Confidential Information and proprietary to Agenus and is Controlled by Agenus, solely to the extent that any of the foregoing is necessary or reasonably useful for the manufacture of the Agenus Product for the Licensed Indication and Development Indication in accordance with the Specifications and Agenus standard operating procedures as of the Effective Date, as further defined in the Technology Transfer Plan.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unpredicted version of this exhibit has been filed separately with the Commission.

1.21 “Net Sales” means with respect to the Agenus Product, or the Combination Product, as the case may be, the Gross Sales of such Agenus Product or Combination Product minus the following items to the extent such items are incurred, taken or borne by the seller thereof and do not exceed reasonable and customary amounts in the market in which such sale occurred: (a) trade, cash or quantity discounts; (b) credits or allowances given or made for rejection or approved return of goods; (c) taxes or government charges, duties or tariffs (other than an income tax) levied on the sale, transportation or delivery of such Agenus Product or Combination Product. Sales between Licensee and its Sublicensees or its distributors shall be excluded from the computation of Net Sales except where such Sublicensees are the end users, but Net Sales shall include the subsequent final sales to Third Parties by such Sublicensees, or distributors.

1.22 “Pre-existing Intellectual Property” shall have the meaning set forth in Section 11.1(a).

1.23 “Price” shall have the meaning set forth in Section 3.2.

1.24 “Production Milestone” has the meaning set forth in Section 12.2(a).

1.25 “Production Milestone Deadline” has the meaning set forth in Section 12.2(b).

1.26 “Registration Certificate” has the meaning set forth in Section 6.1(a).

1.27 “Regulatory Approval” means any approval of any applicable Regulatory Authority necessary for the marketing and sale of a pharmaceutical product in any country or regulatory jurisdiction in the Territory, including, if applicable, any separate pricing or reimbursement approvals that may be required in any country or regulatory jurisdiction in the Territory.

1.28 “Regulatory Authority” means any federal, national, multi-national, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the marketing or sale of pharmaceutical products.

1.29 “Regulatory Materials” means regulatory applications, submissions, notifications, registrations, Regulatory Approvals, including the Registration Certificate, and/or other filings made to or with a Regulatory Authority that are necessary or reasonably desirable in order to research, develop, manufacture, receive Regulatory Approval or market and distribute the a pharmaceutical product in a particular country or regulatory jurisdiction.

1.30 “Specifications” shall mean the product release specifications for the Agenus Product, whether sold as Agenus Product or as part of the Combination Product, as defined in Exhibit C.

1.31 “Sublicensee(s)” means a party granted a sublicense of the licenses granted pursuant to Section 2.1 of this Agreement, whether such party is an Affiliate or Third Party.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unpredicted version of this exhibit has been filed separately with the Commission.

1.32 “Supply Opt Out” has the meaning set forth in Section 12.3.

1.33 “Supply Period” has the meaning set forth in Section 12.3.

1.34 “Technology Transfer Plan” has the meaning set forth in Section 12.1.

1.35 “Term” is defined in Section 10.1.

1.36 “Territory” means the countries listed on Exhibit D.

1.37 “Third Party” means any party other than a Party, their respective Affiliates or a Sublicensee.

1.38 “Valid Claim” means a claim in an issued, unexpired patent, or a claim of a pending patent application, in the Licensed Patent Rights, which has not been held invalid, unpatentable or unenforceable in an unappealed or unappealable decision of a court or other governmental body of competent jurisdiction, which has not been rendered unenforceable through disclaimer or otherwise, and which has not been lost through an interference or other proceeding, provided that if any pending patent application is pending for more than [**] years, it shall cease to be within the definition of Valid Claim unless and until it issues.

ARTICLE II

Licenses

2.1 Grant of License Rights to Licensee. Subject to the terms and conditions of this Agreement, Agenus hereby grants to Licensee an exclusive license within the Territory to use and practice the Licensed Know-how and Licensed Patent Rights: (a) to make, have made, use, sell, offer for sale, and import Agenus Product for the Licensed Indication in the Territory; and (b) to make, have made and use Agenus Product solely to research, develop, make, have made, use, sell, offer for sale and import Combination Products for the Development Indication in the Territory solely in accordance with the Development Plan. In no event shall Licensee, its Sublicensees, or any CMO acting at Licensee’s or its Sublicensees’ instruction, practice the Licensed Patent Rights or Licensed Know-how for purposes other than as set forth above. In no event shall Licensee have the right to manufacture or have manufactured the Agenus Product outside of the Specifications without the prior written consent of Agenus.

2.2 Sublicenses. Licensee shall have the right (a) to grant sublicenses of its rights under this Agreement with respect to Agenus Product and/or Combination Product, and/or (b) to engage a CMO approved pursuant to Section 12.2(d) for purposes of manufacturing the Agenus Product for use alone or in the Combination Product, in each case, solely with the prior written consent of Agenus. Licensee shall promptly notify Agenus of the execution of

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unpredicted version of this exhibit has been filed separately with the Commission.

each Sublicense or CMO arrangement and shall provide Agenus with a copy of the same. Licensee and each Sublicensee or CMO shall enter into a written sublicense agreement subject to, consistent with, and not to extend beyond the scope of Licensee’s rights and obligations under, and the terms and conditions of, this Agreement, which written sublicense agreement shall require the Sublicensee to agree to be bound by and comply with provisions that are consistent with the provisions of this Agreement. Licensee shall remain responsible for compliance by any Sublicensee or CMO receiving any rights hereunder with all terms and conditions of this Agreement relevant to such Sublicensee or CMO.

ARTICLE III

Payments

3.1 Milestones. As consideration for the rights and licenses granted to Licensee upon the achievement of [**] of the Agenus Product (including as part of a Combination Product) of [**] U.S. dollars ($[**] USD) (as measured on an Agreement year basis until the [**] anniversary of the Effective Date, and as measured during any [**] period thereafter), Licensee shall pay Agenus [**] U.S. dollars ($[**] USD) within thirty days (30) of such achievement. Licensee shall promptly give Agenus notice of the occurrence of such milestone.

[**] made in any currency other than United States dollars shall be converted to United States dollars for the purpose of assessing achievement of this milestone. Such conversion shall be done in accordance with the following formula:

A/B = United States dollar sales amount for each month, where

A = foreign currency [**] in the applicable month; and

B = foreign exchange conversion rate, expressed in local currency per United States dollar (using as the applicable foreign exchange conversion rate, the rate established by the Central Bank of the Russia Federation, or any other mutually agreed-upon source, for the last five (5) business days of each month).

3.2 Agenus Product Supply Pricing and Payment Terms.

3.2.1 Pricing. For each patient batch of Agenus Product that may be supplied by Agenus pursuant to Section 12.3, Licensee shall purchase such Agenus Product at a transfer price (the “Price”) of $[**] USD per patient batch, subject to the remaining provisions of this Agreement. For Agenus Product so supplied by Agenus pursuant to Section 12.3 and to be used by Licensee for use in clinical trials under the Development Plan and for which Licensee

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unpredicted version of this exhibit has been filed separately with the Commission.

makes [**] or receives any other form of [**], Agenus shall supply such Agenus Product at [**] (i.e., at a Price of $[**] USD per [**]); provided, however, that is without in any way limiting Agenus’ other rights under this Agreement, in the event that Licensee has not met the [**] (as defined in Section 12.2(a)) by the [**] of the Effective Date and Agenus agrees to [**] the relevant milestone deadlines pursuant to the provisions of this Agreement, then Licensee shall pay Agenus a Price of $[**] USD per patient batch for such Agenus Product supplied by Agenus pursuant to Section 12.3. The Price does not include, and Licensee shall be solely responsible for: (i) costs of transporting Biomaterials to Agenus’ facility in Lexington, MA, USA, including any additional licenses Agenus would need to obtain to facilitate such activities, (ii) costs of shipping Agenus Product to the Territory (CIP Moscow, customs border or such other country border within the Territory as may be agreed to between the Parties), including any additional licenses Agenus would need to obtain to facilitate such activities, and (iii) all other costs and expenses related to the supply of the Agenus Product by Agenus, such as customs fees, VAT, etc. For the avoidance of doubt and notwithstanding any other provision of this Agreement, in the event that Licensee sells Agenus Product to a Third Party for use in [**] under the Development Plan, Licensee shall compensate Agenus the applicable $[**] USD or $[**] USD Price for such Agenus Product supplied by Agenus pursuant to Section 12.3. In addition to the applicable Price set forth above, in the event that Licensee sells any Agenus Product supplied by Agenus pursuant to Section 12.3 at a Gross Sales price above $[**] USD per patient batch, then in addition to the Price for such Agenus Product, Licensee shall also pay Agenus a royalty of [**]% on the difference in Net Sales for such Agenus Product.

3.2.2 Payment Terms. Agenus shall invoice Licensee for each Agenus Product sold for which payment is owing pursuant to this Section 3.2. Invoices may be sent by Agenus via email or in hard copy, such as with the Agenus Product shipment. Licensee shall pay Agenus the Price for each Agenus Product and any royalty that may be owing under Section 3.2.1 above within the earlier of (i) five (5) Business Days of the receipt of payment to Licensee from the purchaser or (ii) sixty (60) days of delivery of Agenus Product to the Russian custom’s border (or other applicable country within the Territory’s customs border). Unless otherwise elected by Agenus, Licensee shall make all payments required under this Agreement in United Stated Dollars by wire transfer to an account specified by Agenus. Licensee shall be responsible for the banking charges associated with any wire transfers under this Agreement.

3.3 Royalties. Subject to other terms of this Agreement, and as consideration for the rights and licenses granted to Licensee hereunder, Licensee shall pay royalties to Agenus on Net Sales of Agenus Product not supplied by Agenus pursuant to Section 12.3 as follows:

(i)	Licensee will pay to Agenus a royalty of [**] percent ([**]%) of Net Sales of each Agenus Product in the Territory.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unpredicted version of this exhibit has been filed separately with the Commission.

(ii)	In the event of Regulatory Approval of the Combination Product in a given Territory, Licensee would pay to Agenus a royalty of [**] percent ([**]%) of Net Sales of such Combination Product in such Territory. For the avoidance of doubt, Net Sales of Agenus Product made prior to Regulatory Approval of the Combination Product would be subject to the royalty provisions of Section 3.3(i) above.

3.4 Royalty Term. Licensee will make royalty payments on a country-by-country basis during the Term, as may be extended pursuant to Section 10.2.

3.5 Royalty Payments, Reports and Records

3.5.1	Commercial Introduction. Licensee shall promptly give Agenus notice of the occurrence of the First Commercial Sale of the Agenus Product and the First Commercial Sale of the Combination Product, if applicable, in each country within the Territory hereunder. In no event shall the First Commercial Sale of any Agenus Product occur prior to January 31, 2012 unless otherwise agreed in writing between the Parties.

3.5.2	Royalty Payments.

(a) Payments: Deduction of Taxes. A royalty report and payment under this Agreement on Net Sales of the Agenus Product will be due and payable from Licensee to Agenus within forty-five (45) days of the last calendar day of each month. Licensee will remit any such payment due to Agenus under this Agreement by wire or check payable to Agenus. Licensee shall make applicable withholding payments due on behalf of Agenus and shall promptly provide Agenus with written documentation of any such taxes withheld and paid by Licensee or its Sublicensees for the benefit of Agenus. Notwithstanding the foregoing, if Agenus is entitled under any applicable tax treaty to a reduction of the rate of, or the elimination of, applicable withholding tax, it may deliver to Licensee or the appropriate governmental authority (with the assistance of Licensee to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding tax or to relieve Licensee of its obligation to withhold tax, and Licensee shall apply the reduced rate of withholding tax, or dispense with withholding tax, as the case may be. If, in accordance with the foregoing, Licensee withholds any amount, it shall pay to Agenus the balance when due, make timely payment to the proper taxing authority of the withheld amount, and send to Agenus proof of such payment within thirty (30) days following that payment. In addition to, and notwithstanding any other provision of this Agreement, in the event that Licensee grants a sublicense or assigns its rights and obligations hereunder, and as a result of such sublicense or assignment, a deduction or withholding on any payment to Agenus under this Agreement is required by any applicable

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unpredicted version of this exhibit has been filed separately with the Commission.

law that would not have been required absent such sublicense or assignment, then Licensee (including its successors, transferees, and assigns) will pay (or authorize payment) to Agenus such additional amount as is necessary to ensure that the net amount actually received by Agenus (free and clear of any tax/withholding, including any tax/withholding imposed on or with respect to the additional amount, whether assessed against Licensee or Agenus) will equal the full amount Agenus would have received had no such deduction or withholding been required.

(b) Foreign Currency Conversion. For sales of any Licensed Product that occur in a currency other than United States dollars (“Foreign Currency Sales”), the monthly royalty payment will be calculated as follows:

(A/B) X C = United States dollars royalty payment on Foreign Currency Sales, where

A = foreign currency Net Sales per month; B = foreign exchange conversion rate, expressed in local currency per United States dollar (using as the applicable foreign exchange conversion rate, the rate established by the Central Bank of the Russia Federation, or any other mutually agreed-upon source, on the day of payment); and

C = the royalty rate applicable to such Net Sales under Section 3.3.

3.5.3 Royalty Reports. Licensee shall render to Agenus, together with the royalty payment due under Section 3.5.2 for a given calendar month, within [**] days of the end of such month, a written account for such calendar month showing (a) total Gross Sales and Net Sales for the Agenus Product and the Combination Product in the Territory, separately, and (b) a calculation of the royalties payable under Section 3.3, or 3.2.2 if applicable, for the Agenus Product (including, in the case of foreign currency sales, the total foreign currency Net Sales during such calendar month, the applicable foreign exchange conversion rate(s) and the total United States dollar royalty payment amount).

3.6 Delinquent Payments. Any delinquent payment amounts under this Agreement shall bear interest at a rate equal to [**] percent ([**]%) per month ([**] percent ([**]%) per [**]) or, if lower, at the maximum rate allowed by applicable law. Agenus reserves the right to withhold delivery of Agenus Product during any period in which Licensee has any amounts outstanding and past due. Such withholding of delivery will not constitute a breach of Agenus’ obligations.

3.7 Licensee’s Recordkeeping and Inspection. Licensee shall keep records of all sales of Agenus Product and Combination Product in sufficient detail to permit Agenus to confirm the accuracy of payments owing and made hereunder, for a period of at least [**] years from the

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unpredicted version of this exhibit has been filed separately with the Commission.

date such payments would be owing hereunder. At the request of Agenus no more frequently than once per year, upon at least ten (10) business days’ prior written notice to Licensee from Agenus, and at the expense of Agenus (except as otherwise provided below), Licensee shall permit a U.S. nationally recognized, independent certified public accountant selected by Agenus and reasonably acceptable to Licensee to inspect, during regular business hours, any such Licensee records solely to the extent necessary to verify such calculations, provided that such accountant in advance has entered into a confidentiality agreement with Licensee (substantially similar to the confidentiality provisions of this Agreement) limiting the disclosure of such information to authorized representatives of the Parties. Results of any such inspection shall be made available to both Parties. If such inspection reveals a deficiency in the calculation of payments owed or owing resulting in an underpayment to Agenus, Licensee shall promptly pay the difference owing, and in the event that the deficiency in the calculation of payments owed or owing results in an underpayment to Agenus by five percent (5%) or more, Licensee shall promptly pay all reasonable costs and expenses of such inspection.

3.8 Acknowledgement. The Parties acknowledge and agree that (i) the compensation terms set forth in this Agreement were agreed to after careful evaluation of various alternatives to reasonably compensate Agenus for its substantial investment over time in developing the Agenus Product, Licensed Patent Rights and Licensed Know-how, including without limitation potential up-front payments, refunds for past investments by Agenus, milestone payments, royalties, and maintenance fees, and (ii) the current payment terms as set forth herein where agreed to by Agenus and Licensee each, for the convenience of the Parties, including to enable Licensee to defer payment obligations.

ARTICLE IV

Joint Steering Committee and Specific Responsibilities of the Parties

4.1 Joint Steering Committee.

(a) Within thirty (30) days after the Effective Date, Agenus and Licensee will establish a joint steering committee (the “JSC”) to oversee the activities to be undertaken pursuant to this Agreement. The JSC will facilitate communication between the Parties and provide a forum to review any matters relating to manufacturing technology transfer, supply, the Commercialization Plan and the Development Plan. The JSC shall consist of an equal number of individuals appointed by each Party (up to three (3) per Party), or such other number of representatives the Parties may mutually agree upon, and may also include additional representatives from the Parties, as mutually agreed, on an ad-hoc basis. The JSC shall be co-chaired by one appointee of each of Agenus and Licensee. The co-chairs will coordinate agendas and minute-taking for meetings of the JSC. Each Party may replace its JSC representatives at any time upon written notice to the other Party provided that, the Party intending to change its representative(s) will first notify the other Party and will take the other

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unpredicted version of this exhibit has been filed separately with the Commission.

Party’s reasonable objection to any such replacement into consideration. Meetings of the JSC shall be effective only if at least one representative of each Party is present and participating. The JSC may establish certain ad hoc sub-committees which consider certain matters, including without limitation, one or more sub-committees (consisting of at least one (1) individual from each Party). Each Party shall be responsible for its own expenses for participating in the JSC.

(b) The JSC shall meet (in person, or by teleconference or videoconference as agreed by the Parties) at least once quarterly (or more frequently as the Parties mutually agree is appropriate, or on such dates and at such times as the Parties shall agree). The JSC (itself or through one or more sub-committees) will, among other things: (i) develop and oversee the commercialization activities relating to the Agenus Product in the Licensed Indication in the Territory, in accordance with the commercialization plan and budget (the “Commercialization Plan”), and (ii) develop and oversee the development activities relating to the Combination Product in the Development Indication, in accordance with the 3 year development and regulatory strategy, implementation plan and budget for the Combination Product in the Development Indication in the Territory (the “Development Plan”), as may be amended from time to time by the JSC, (iii) discuss and review the conceptual design of Licensee’s or CMO’s manufacturing facility for Agenus Product and discuss and review validation plans for manufacturing, QC testing and facilities; and (iv) address such other matters as may be agreed to between the Parties, including open matters that may exist at the level of the sub-committees. The initial Development Plan and Commercialization Plan shall be consistent with the provisions of Exhibit E-1 and E-2 respectively and shall be agreed to between the Parties within forty-five (45) days of the Effective Date, and may thereafter be amended from time to time by the JSC.

(c) Decisions of the JSC will be made by unanimous consent of the co-chairs. In the event that the co-chairs of the JSC cannot come to consensus within thirty (30) days with respect to any matter over which the JSC has authority and responsibility, the JSC shall submit the matter to dispute resolution in accordance with Section 13.4.

(d) The JSC shall continue to exist until the first to occur of: (a) the Parties mutually agreeing to disband the committee; or (b) Agenus providing to Licensee written notice of its intention to disband and no longer participate in the JSC.

(e) Should the JSC disband per subsection (d), above, and not as part of the termination of this Agreement, the Parties agree to each nominate a single point of contact within their respective companies, to facilitate the continuation of the activities and projects contemplated by this Agreement.

4.2 Certain Responsibilities of the Parties. The Parties acknowledge and agree that, subject to the provisions of this Agreement: (i) Licensee shall be primarily responsible for conducting the development activities under the Development Plan and all commercialization

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unpredicted version of this exhibit has been filed separately with the Commission.

activities under the Commercialization Plan, unless otherwise expressly set forth in this Agreement, at its sole cost and expense, (ii) Agenus shall reasonably cooperate with Licensee in connection therewith by providing reasonable access to (a) Licensed Know-How necessary to conduct the Development Plan and Commercialization Plan activities, and (b) personnel necessary to carry out the Commercialization Plan or Development Plan, at Agenus’ sole cost and expense up to a maximum of $[**] USD during the Term (including FTEs at an annual FTE rate of $[**] USD), and Licensee shall reimburse Agenus all costs and expenses of Agenus, in excess of such $[**] cap, and in each case provided that such cooperation does not unreasonably interfere with the business operations of Agenus, (iii) Agenus shall provide available and approved tumor procurement/shipping kits for the Biomaterials and the Agenus Product during the Supply Period; and (iv) Licensee shall provide Licensee Product for use in the Development Plan activities during the Term at its sole cost and expense. In addition, and for the avoidance of doubt, Licensee shall have the following responsibilities: (a) use its best commercially reasonable efforts to commercialize the Agenus Product in the Territory in accordance with the provisions of the Agreement, the Commercialization Plan, and all applicable laws; (b) conduct a limited physician post marketing (observation or “registry”) study (PhIV) in the Licensed Indication during the initial Term; (c) conduct all marketing and sales activities for the Agenus Product in the Territory in the Licensed Indication (and Development Indication, if applicable) in accordance with a Commercialization Plan; (d) manage all tumor procurement and logistical activities; (e) manage all regulatory and pharmacovigilance activities for the Agenus Product in the Territory in the Licensed Indication and the Combination Product in the Development Indication in accordance with Article VI; (f) expeditiously obtain and maintain Biomaterial export and Agenus Product import licenses during the Supply Period, if applicable; (g) act as importer for tumor procurement/shipping kits during the Supply Period, if applicable; and (h) manufacture all Agenus Product for the Territory and Approved Indication and Development Indication in accordance with the Technology Transfer Plan and applicable laws, rules and regulations, other than any Agenus Product that may be supplied by Agenus pursuant to Section 12.3. Licensee acknowledges and agrees to the following obligations: (i) Licensee shall conduct all activities in the Territory with respect to the Agenus Product and Combination Product and its activities hereunder in accordance with this Agreement, the Specifications, and all applicable laws, rules, regulations and guidelines; and (ii) Licensee shall obtain and maintain all permits, licenses, filings, certifications or other authorizations required by Regulatory Authorities for the performance of its rights and obligations under this Agreement.

ARTICLE V

Due Diligence

5.1 Maintenance of License. In order to maintain the licenses granted pursuant to Section 2.1, Licensee shall use its best commercially reasonable efforts at its sole cost and expense to (i) complete the Manufacturing Diligence Milestones (as defined in Section 12.2) by the

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unpredicted version of this exhibit has been filed separately with the Commission.

Manufacturing Milestone Deadlines (as defined in Section 12.2 and subject to Section 12.2(b)) and (ii) market and sell the Agenus Product in the Licensed Indication in the Territory and conduct the Development Plan activities, in each case in accordance with applicable laws, rules and regulations, and the provisions of this Agreement, including without limitation, meeting the following commercial milestones by the applicable milestone dates below (each a “Commercial Milestone Deadline”):

MILESTONE	MILESTONE DATE
$[**] USD in [**] Gross Sales	By [**], provided that in the event that [**] the [**], then within first [**] months of the [**] date,

$[**] USD in [**] Gross Sales	between [**] and [**], provided that in the event that [**] the [**], then between the [**] and [**] [**] of the [**] date

$[**] USD in [**] Gross Sales	between [**] and [**], provided that in the event that [**] the [**], then between the [**] and the [**] [**] of the [**] date

In the event that any of the milestones above are not met by the respective milestone date, the Parties shall meet to discuss the reasons for failure. In the event that Licensee demonstrates to Agenus’ satisfaction that it used its best commercially reasonable efforts to meet such milestone, the Parties shall agree upon an appropriate extension for achievement of such milestone and Agenus shall not have the right to terminate the Agreement. In addition and notwithstanding the above, in the event that Licensee fails to demonstrate to Agenus’ satisfaction that it used its best commercially reasonable efforts to meet any of the above commercial milestones by the milestone dates (or any extension allowed for above), Agenus shall have a right to terminate the Agreement upon 60 days written notice to Licensee. Upon receipt of any termination notice under this Agreement, Licensee shall immediately cease taking new product orders with respect to Agenus Product and Combination Product (if applicable) unless otherwise agreed in writing between the Parties, and shall cause its Sublicensees and distributors to do the same.

Gross Sales made in any currency other than United States dollars shall be converted to United States dollars for the purpose of assessing achievement of this milestone. Such conversion shall be done in accordance with the following formula:

A/B = United States dollar sales amount for each month, where

A = foreign currency Gross Sales in the applicable month; and

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unpredicted version of this exhibit has been filed separately with the Commission.

B = foreign exchange conversion rate, expressed in local currency per United States dollar (using as the applicable foreign exchange conversion rate, the rate established by the Central Bank of the Russia Federation, or any other mutually agreed-upon source, for the last five (5) business days of each month).

ARTICLE VI

Regulatory Matters

6.1 Regulatory Filings

(a) Agenus Product.

(i) Agenus will maintain and transfer to Licensee the registration certificate for Regulatory Approval of the Agenus Product for the Licensed Indication in Russia (the “Registration Certificate”) upon the later of (i) Licensee’s achievement of the Production Milestone or (ii) the extension of the initial Registration Certificate (the “Certificate Transfer Date”); provided that Licensee is in full compliance with the provisions of this Agreement. In furtherance thereof and subject to the foregoing, the Parties shall work together to begin the process of filing necessary amendments in a timely manner so as to mitigate the chances of a potential lag in the effectiveness of the Registration Certificate. Upon transfer of the Registration Certificate to Licensee hereunder, Licensee shall be responsible for the maintenance thereof in accordance with the remaining provisions of this Section 6.1 at its sole cost and expense.

(ii) Except as expressly set forth above and unless otherwise agreed in writing between the Parties, Licensee shall be responsible for preparing and filing all Regulatory Materials, including without limitation furnishing timely notice of all side effects, drug interactions and other adverse effects identified or suspected with respect to the Agenus Product, and seeking all Regulatory Approvals for the Licensed Indication in the Territory in the name of Licensee, and for all communications and other dealings with the Regulatory Authorities relating to the Agenus Product in the Territory. Notwithstanding the foregoing or any other provision of this Agreement, Agenus shall have the right to review and pre-approve and/or propose modifications of, all such materials, approvals and communications, as well as all marketing and/or education materials collectively referred to herein as “Pre-Certificate Transfer Date Regulatory Materials”) relating to the Agenus Product prior to the Certificate Transfer Date. NewVac shall provide all such Pre-Certificate Transfer Date Regulatory Materials to Agenus in both the Russian and English languages in a timely manner, and Agenus will provide to NewVac a response (in English) approving or requesting modifications to such Pre-Certificate Transfer Date Regulatory Materials within 5 business days from receipt thereof.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unpredicted version of this exhibit has been filed separately with the Commission.

(iii) Upon the expiration or termination of this Agreement, Licensee shall promptly take all actions necessary to make Agenus the legal and beneficial owner of all Regulatory Approvals and Regulatory Materials for the Agenus Product in the Territory. In the event that any such Regulatory Approvals and/or Regulatory Materials are not transferable to Agenus, then Licensee shall use its best efforts, at its own expense, to assist Agenus in obtaining Regulatory Approvals and/or Regulatory Materials substantially similar to the non-transferable Regulatory Approvals and/or Regulatory Materials. Without in any way limiting the foregoing, upon the expiration or termination of the Agreement, the Registration Certificate would be re-transferred to Agenus, and Licensee would take all legal actions necessary to facilitate such transfer or reissuance.

(iv) Combination Product. Unless otherwise agreed in writing between the Parties, Licensee shall be responsible for preparing and filing all Regulatory Materials, including without limitation furnishing timely notice of all side effects, drug interactions and other adverse effects identified or suspected with respect to the Combination Product, and seeking all Regulatory Approvals in the Development Indication in the Territory. All Regulatory Materials for the Combination Product in the Territory shall be filed in the name of Licensee, and Licensee shall be responsible for all communications and other dealings with the Regulatory Authorities relating to the Combination Product in the Territory. Notwithstanding the foregoing or any other provision of this Agreement, Agenus shall have the right to review and pre-approve and/or propose modifications of, all Pre-Certificate Transfer Date Regulatory Materials relating to the Combination Product prior to the Certificate Transfer Date. NewVac shall provide all such Pre-Certificate Transfer Date Regulatory Materials to Agenus in both the Russian and English languages in a timely manner, and Agenus will provide to NewVac a response (in English) approving or requesting modifications to such Pre-Certificate Transfer Date Regulatory Materials within a commercially reasonable time from receipt thereof. Licensee shall be the legal and beneficial owner of all Regulatory Approvals, to the extent applicable during the Term, and Regulatory Materials for the Combination Product in the Territory or in the event any such Regulatory Approvals and/or Regulatory Materials may not be owned by Licensee, they shall be held for the benefit of Licensee and shall be transferable as directed by Licensee, subject to Section 13.2.

6.2 Dealings with Regulatory Authorities. In addition and notwithstanding the foregoing, each Party shall promptly notify the other Party of all Regulatory Materials that it submits pursuant to this Agreement, and, at the other Party’s request, shall promptly provide the other Party with a copy of such Regulatory Materials. Each Party will provide the other Party with reasonable advance notice of any scheduled meeting with any Regulatory Authority in the Territory relating to the Agenus Product or Combination Product in the Licensed Indication or Development Indication (as applicable), and the other Party shall have the right to participate

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unpredicted version of this exhibit has been filed separately with the Commission.

in any such meeting, to the extent permitted by law. Each Party shall promptly furnish the other Party with summaries (in English) of all material correspondence or material meetings with any Regulatory Authority relating to the Agenus Product or Combination Product in the Licensed Indication or Development Indication (as applicable) in the Territory, and each Party shall, at the other Party’s request, promptly furnish the other Party with copies of such correspondence or copies of minutes of such meetings in English.

6.3 Adverse Events. Licensee agrees, subject to regulatory guidelines and restrictions, to provide Agenus with all safety information developed during the course of its studies in humans on the Agenus Product or Combination Product. On an on-going basis during the Term and for the term during which Licensee has any safety reporting responsibilities for the Agenus Product or Combination Product, Licensee agrees to provide Agenus with any written information in its possession and Control which likely related to adverse effects in humans associated with the Agenus Product or Combination Product, and all written information in its possession and Control of a reasonably material nature regarding the amelioration of such adverse events.

6.4 Product Withdrawals and Recalls. In the event that any Regulatory Authority (a) threatens or initiates any action to remove the Agenus Product or Combination Product from the market in any country in the Territory or (b) requires Licensee or its Affiliates to distribute a “Dear Doctor” letter or its equivalent regarding use of the Agenus Product or Combination Product in the Territory, Licensee shall notify Agenus and the JSC of such event within one (1) business day after Licensee becomes aware of the action, threat, or requirement. The JSC shall immediately evaluate the request of such Regulatory Authority prior to initiating a recall or withdrawal of the Agenus Product or Combination Product in the Territory. If the Parties do not reach an agreement within five (5) business days the final decision as to whether to recall or withdraw the Agenus Product or Combination Product or take other remedial action in the Territory, such decision will be the responsibility of the party holding the Registration Certificate. Licensee will be responsible, at its sole expense, for conducting any recalls or taking such other necessary remedial action related to the Agenus Product or Combination Product. Licensee shall maintain complete distribution records by purchaser, and by unique patient code and batch number for all Agenus Product or Combination Product sold within the Territory in accordance with cGMPs. If either Party becomes aware of information about the Agenus Product or Combination Product indicating that it may not conform to the Specifications for the Agenus Product (including as part of a Combination Product), or that there are potential adulteration, misbranding and/or other issues regarding safety or effectiveness, it shall promptly so notify the other Party.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unpredicted version of this exhibit has been filed separately with the Commission.

ARTICLE VII

Representations and Warranties and Obligations of the Parties

7.1 General Licensee Representations. Licensee represents and warrants and agrees as follows as of the Effective Date:

(a) Organization, Standing and Authority. Licensee is a company duly organized, validly existing and in good standing under the laws of Russia. Licensee has all requisite corporate power to own and operate its properties and assets and to carry on its business as presently being conducted and as proposed to be conducted. Licensee has, and will have on all relevant dates, all requisite legal and corporate power to execute and deliver this Agreement, and to carry out and perform its obligations under the terms of this Agreement.

(b) The execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate Licensee corporate action. The performance by Licensee of any of terms and conditions of this Agreement on its part to be performed does not and will not constitute a breach or violation of any other agreement or understanding, written or oral, to which it is a party.

7.2 General Agenus Representations and Obligations. Agenus represents and warrants and agrees as follows as of the Effective Date:

(a) Organization, Standing and Authority. Agenus is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Agenus has all requisite corporate power to own and operate its properties and assets and to carry on its business as presently being conducted and as proposed to be conducted. Agenus has, and will have on all relevant dates, all requisite legal and corporate power to execute and deliver this Agreement.

(b) The execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate Agenus corporate action. The performance by Agenus of any of the terms and conditions of this Agreement on its part to be performed does not and will not constitute a breach or violation of any other agreement or understanding, written or oral, to which it is a party. Agenus has the full right and legal capacity to provide in the Territory all rights to the Licensed Know-how and Licensed Patent Rights granted to Licensee hereunder.

(c) Agenus shall maintain all permits, licenses, filings, certifications or other authorizations existing as of the Effective Date to the extent required by Regulatory

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unpredicted version of this exhibit has been filed separately with the Commission.

Authorities for the performance of its rights and obligations under this Agreement. In the event that Licensee seeks Regulatory Approval(s) for territories within the Territory other than the Russian Federation during the Supply Period, if applicable and subject to Supply Opt Out, Agenus shall reasonably consider any request of Licensee to obtain any additional permits licenses, filings, certifications or other authorizations required by Regulatory Authorities for Agenus to supply in such territories within the Territory, but shall not be obligated to do so.

7.3 Licensee Performance Representations. Licensee, represents, warrants, and covenants and agrees to Agenus as follows:

(a) the rights conferred hereunder are of significant importance and value to the business prospects of Licensee;

(b) Licensee shall conduct all activities in the Territory with respect to the Agenus Product and Combination Product and its activities hereunder in accordance with this Agreement, the Specifications, and all applicable laws, rules, regulations and guidelines;

(c) Licensee shall obtain and maintain all permits, licenses, filings, certifications or other authorizations required by Regulatory Authorities for the performance of its rights and obligations under this Agreement.

7.4 U.S. Foreign Corrupt Practices Act Compliance.

(a) Licensee acknowledges that it understands that Agenus is an issuer of securities in the United States and is subject to the provisions of the U. S. Foreign Corrupt Practices Act, 15 U.S.C. §§ 78m, 78dd-1 through 78dd-3 (“FCPA”). This law prohibits making, promising or offering to make corrupt payments to foreign officials, political parties or candidates, or making payments to other persons who will offer or make payments to any of the aforementioned parties in order to obtain business, retain business or gain an improper advantage. Licensee represents and warrants and confirms to Agenus that it is familiar with and understands the FCPA.

(b) Licensee is obligated to ensure that throughout the Term, neither Licensee, nor any person performing activities on behalf of Licensee will engage in any activity that could cause a violation of any provision of the FCPA by Agenus. Licensee represents and warrants and confirms that it has not made, promised to make, or arranged for any third party to make any payments or gifts to foreign officials in connection with Agenus Product, Combination Product, the practice of any rights or licensed granted under this Agreement, or any activities contemplated by this Agreement. Further, Licensee represents and warrants and confirms to Agenus that it has not violated any anti-corruption law, including any law applicable within the Territory, and further that Licensee is not involved in,

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unpredicted version of this exhibit has been filed separately with the Commission.

or the subject of, any investigation involving bribery, corruption or improper payments to foreign government officials, as defined in the FCPA. Licensee agrees to update these foregoing statements on a periodic basis as required by Agenus in a format prescribed by Agenus.

(c) Licensee agrees to notify Agenus immediately in writing if Licensee or any person who is performing activities on behalf of Licensee is suspected of violating any anti-corruption law or becomes involved in, or a subject of, an investigation or law enforcement inquiry into possible improper payments to foreign officials or possible violations of anti-corruption laws. Licensee further agrees to provide such notification if Licensee or any person performing activities hereunder on behalf of Licensee becomes involved in any action, suit, claim, investigation or proceeding that is pending, or to the knowledge of Licensee threatened, relating to a potential violation of any anti-corruption laws, including the FCPA.

(d) It is agreed between Licensee and Agenus that this Section is deemed by the Parties to be a material provision of this Agreement.

ARTICLE VIII

Indemnification and Liability

8.1 Indemnification.

8.1.1 Indemnification by Licensee. During the Term and thereafter, Licensee shall indemnify and hold Agenus, its Affiliates and their respective officers, directors, employees, consultants and agents (each, an “Agenus Indemnitee”) harmless against any liability, damages or loss from any Third Party claims, demands, suits, or other proceedings (each a “Claim”) arising out of, based on or caused by Licensee’s or its Sublicensees’, distributors’ or CMOs’ activities with respect to the Agenus Product or Combination Product or the practice of the licenses granted hereunder, or otherwise resulting from any activities undertaken by or on behalf of Licensee, its Sublicensees, distributors or CMOS, except to the extent that such Claim is due to product liability arising from Agenus’ negligence or willful misconduct.

8.1.2 Indemnification by Agenus. During the term of this Agreement and thereafter, Agenus will defend, indemnify and hold harmless Licensee, its Affiliates and their respective officers, directors, employees, consultants and agents (each, a “Licensee Indemnitee”) against any and all third Party Claims arising out of, based on or caused by product liability issues arising from Agenus’ negligence or the willful misconduct of Agenus.

8.1.3 Indemnification Procedures. Any Agenus Indemnitee or Licensee Indemnitee (each, an “Indemnitee”) shall promptly notify the other Party (the “Indemnitor”) of any loss, claim, damage, liability, or other action in respect of which the Indemnitee intends to claim such

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unpredicted version of this exhibit has been filed separately with the Commission.

indemnification, setting forth the nature of the claim and the basis for indemnification hereunder, and the Indemnitor shall assume the defense thereof with counsel of its choice, subject to such counsel being reasonably acceptable to the other Party; provided, however, that the Indemnitee shall have the right to retain its own counsel, with the reasonable fees and expenses to be paid by the Indemnitor, only if representation of the Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or reasonably likely conflicts of interest between such Indemnitee and any party represented by such counsel in such proceedings. The Indemnitee shall cooperate fully with the Indemnitor in such defense and will permit the Indemnitor to conduct and control such defense and the disposition of such claim, suit, or action (including all decisions relative to litigation, appeal and settlement). The Indemnitor shall have no liability hereunder for amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected by the Indemnitee without the consent of the Indemnitor. The failure to deliver notice to the Indemnitor promptly after the commencement of any such action, to the extent prejudicial to its ability to defend such action, shall relieve the Indemnitor of any liability to the Indemnitee under this Agreement. The Indemnifying Party agrees not to enter into any settlement which would have a material adverse effect on the other Party without prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

8.2 LIMITATION OF LIABILITY. EXCEPT A) WITH RESPECT TO LIABILITY RELATING TO THIRD PARTY CLAIMS UNDER SECTIONS 8.1; B) LIABILITY FOR BREACH OF ARTICLE IX; AND C) CLAIMS FOR MISUSE, MISAPPROPRIATION OR INFRINGEMENT OF INTELLECTUAL PROPERTY, IT IS AGREED BY THE PARTIES THAT NEITHER PARTY NOR ITS AFFILIATES SHALL BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, EXEMPLARY OR INCIDENTAL DAMAGES (INCLUDING LOST OR ANTICIPATED REVENUES (OTHER THAN REVENUES COMPRISING ROYALTIES OR OTHER PAYMENTS TO BE EARNED AND PAID TO A PARTY BY THE OTHER PARTY UNDER THIS AGREEMENT) OR PROFITS RELATING TO THE SAME), ARISING FROM ANY CLAIM RELATING TO THIS AGREEMENT, WHETHER SUCH CLAIM IS BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EVEN IF AN AUTHORIZED REPRESENTATIVE OF SUCH PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SAME.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unpredicted version of this exhibit has been filed separately with the Commission.

ARTICLE IX

Confidentiality

9.1 “Confidential Information” shall mean any proprietary and valuable technical, scientific or business information, which the Disclosing Party (as defined below) has taken reasonable measures to protect, furnished by or on behalf of one Party or its Affiliates (the “Disclosing Party”) to the other Party or its Affiliates (the “Receiving Party”) in connection with this Agreement or the activities contemplated hereunder, regardless of whether such information is specifically designated as confidential and regardless of whether such information is in oral, written, electronic or other form. Notwithstanding the foregoing or any other provision of this Article IX, the Developments shall be considered the Confidential Information of both Parties, and the terms of this Agreement shall be considered Confidential Information of both Parties, in each case subject to the provisions of this Article IX and Section 13.6. Confidential Information shall not include information that: (a) is in the public domain or thereafter becomes available to the public through no act of the Receiving Party; or (b) was independently known to the Receiving Party prior to receipt thereof or was discovered independently outside the scope of this Agreement by an employee of the Receiving Party who had no access to the information supplied by or on behalf of the Disclosing Party; or (c) was made available to the Receiving Party as a matter of lawful right by a Third Party who had no obligations of confidentiality to the Disclosing Party.

9.2 Obligations. The Receiving Party agrees that it shall not, without the prior written consent of the Disclosing Party, directly or indirectly: (a) make any use of any portion of the Confidential Information of the Disclosing Party for purposes other than those set forth in this Agreement; or (b) disclose or transfer any portion of the Confidential Information to any person, except that the Receiving Party may disclose or permit the disclosure of Confidential Information to its Affiliates and sublicensees and subcontractors and partners and its and their respective directors, officers, employees, consultants, and advisors, and potential collaborative partners, and investors and potential investors in connection with a general financing transaction who are under obligations no less stringent than those included herein (contractual or otherwise) to maintain the confidential nature of such Confidential Information and who need to know such Confidential Information for the purposes set forth in this Agreement or for other legitimate business purposes. Notwithstanding the above, the Receiving Party may disclose Confidential Information of the Disclosing Party when required by applicable laws or government rules or regulations (including without limitation, applicable securities regulations), provided that, to the extent reasonably possible, the Receiving Party provides reasonable prior written notice of such disclosure to the Disclosing Party and takes reasonable and lawful efforts to avoid and/or minimize the extent of disclosure.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unpredicted version of this exhibit has been filed separately with the Commission.

9.3 Upon expiration or termination of this Agreement and upon request of the Disclosing Party, all copies of any Disclosing Party’s Confidential Information shall be returned to the Disclosing Party or destroyed, such destruction being accompanied by an affidavit certifying the destruction, except that each Receiving Party may retain one (1) copy of the Confidential Information received hereunder, solely for monitoring its obligations under this Agreement.

9.4 No option, license, or conveyance of such rights, express or implied, is granted to the Receiving Party in connection with any Confidential Information disclosed by the Disclosing Party, except for the express licenses granted in Article II or the rights granted in Article XI. If any such rights are to be granted to the Receiving Party, such grant shall be expressly set forth in a separate written instrument.

ARTICLE X

Term and Termination

10.1 Term. This Agreement shall commence as of the Effective Date and, unless sooner terminated or extended as provided in this Article X, shall expire on the third (3rd) anniversary of the Effective Date, provided that in the event that Agenus exercises the Supply Opt Out pursuant to Section 12.3, and Licensee meets the Production Milestone Deadline, then the Agreement shall expire thirty (30) days after the third (3rd) anniversary of the Production Milestone achievement date (the “Term”).

10.2 Term Extension. The Parties acknowledge that the initial Term is intended for the Parties to (A) assess the feasibility of Licensee establishing successful manufacturing and commercial operations in the Territory, and (B) generate data under the Development Plan to better formulate potential long term development plans of Licensee for the Combination Product in the Development Indication in the Territory. In addition, the Parties recognize the prior investment of Agenus and the investments being made by both Parties during the initial Term, and mutual desire for a longer term commitment pending favorable outcomes. Accordingly, the Parties agree as follows:

(a) If: (1) (x) both Parties are in material compliance with this Agreement, and (y) Licensee has met the milestones set forth in Sections 5.1 and 12.2(a) by the respective deadlines, and (2) Licensee elects in writing to continue the manufacturing and commercialization of the Agenus Product in the Licensed Indication in the Territory, such writing to be received by Agenus by the Production Milestone achievement date, then the Parties shall amend this Agreement to extend the license granted under Section 2.1(a) of this Agreement for a period ending the later to occur of: (i) ten years from the Effective Date, or (ii) the expiration of the last Valid Claim of the Licensed Patent Rights, subject to the Parties agreement on a reasonable on-going Commercialization Plan and related sales milestones.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unpredicted version of this exhibit has been filed separately with the Commission.

(b) In the event that Licensee used its best commercially reasonable efforts but did not meet the milestones set forth in Sections 5.1 and 12.2(a) by the respective deadlines, Agenus shall reasonably consider Licensee’s request to amend this Agreement to extend the license granted under Section 2.1(a) of this Agreement for a period ending the later to occur of: (i) ten years from the Effective Date, or (ii) the expiration of the last Valid Claim of the Licensed Patent Rights, subject to the Parties agreement on a reasonable on-going Commercialization Plan, related sales milestones and other terms and conditions; provided that Agenus shall not be obligated to enter into any such amendment.

(c) In the event the Agreement is not extended beyond the initial Term, upon Agenus’ request, the Parties agree to negotiate in good faith provisions for the continuation of the manufacture by Licensee of Agenus Product on behalf of Agenus and/or its designees and to establish a supply agreement for Agenus Product to be manufactured in Licensee’s designated facility for Agenus and/or its Affiliates, licensees and partners.

(d) Upon the recommendation of the JSC (or agreement of both Parties in the event the JSC is disbanded), and provided the Parties agree to extend the term of the license granted under Section 2.1(a) of this Agreement pursuant to clauses (i) or (ii) above, the Parties agree to negotiate in good faith an extension of the license granted in Section 2.1(b) of this Agreement and provisions for further development activities for the Combination Product, including an updated Development Plan.

10.3 Material Breach. Failure by either Party to comply with any of the material obligations contained in this Agreement shall entitle the other Party to give to the Party in default written notice specifying the nature of the default and requiring it to cure such default. If such default is not cured within sixty (60) days after the receipt of such notice, the notifying Party shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement and in addition to any other remedies available to it by law or in equity, to terminate this Agreement effective upon written notice to the other Party.

10.4 Termination by Agenus. In addition and notwithstanding the foregoing, Agenus shall have the right to terminate the Agreement upon no less than sixty (60) days written notice: (i) in the event that manufacturing operations are not maintained in accordance with the Specifications, cGMP and Agenus’ operating procedures, (ii) pursuant to Section 5.1, (iii) pursuant to Section 12.2(b) and (iv) pursuant to Section 13.7.

10.5 Termination by Licensee. Licensee may terminate this Agreement without cause by giving sixty (60) days written notice to Agenus, provided that upon such termination all rights to Licensed Know-how and Licensed Patent Rights shall revert to Agenus.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unpredicted version of this exhibit has been filed separately with the Commission.

10.6 Accrued Rights, Post-Termination Obligations, Sublicensees.

(a) Upon receipt or delivery of any termination notice under this Agreement, Licensee shall immediately cease taking new product orders with respect to Agenus Product and Combination Product (if applicable) unless otherwise agreed in writing hereunder, and shall cause its Sublicensees and distributors to do the same. Expiration or any termination of this Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either Party prior to such expiration or termination. Unless otherwise agreed in writing by Agenus, expiration or termination of this Agreement shall automatically terminate any sublicense or CMO agreement.

(b) In the event of the termination or expiration this Agreement, Licensee shall immediately cease and shall instruct its Sublicensees, distributors, and CMOs to immediately: (i) cease any use of the Licensed Patent Rights and Licensed Know-how, and, coordinate the transfer or appropriate disposition of any Biomaterials or Agenus Product in the possession of Licensee and/or its Sublicensees, CMO, distributors or legitimate third parties in cooperation with and as instructed by Agenus, and (ii) decommission any portion of the manufacturing facility in the Territory dedicated to Agenus Product manufacture or otherwise containing, incorporating, utilizing, or based on the Manufacturing Technology or other Licensed Know-how, and certify to Agenus that the foregoing has been accomplished. Notwithstanding the foregoing however, in the event that Licensee believes that it will have any product orders in process at the time of expiration or termination, it shall promptly notify Agenus thereof, and, at the election of Agenus, fill such orders prior to ceasing operations. Should Agenus elect to immediately take over all sales operations, both Parties agree that Licensee shall receive full credit and compensation for any product orders in process made by Licensee in accordance with the provisions of this Agreement, less] any royalties or other payments owing to Agenus with respect thereto. Immediately after termination or expiration, Licensee shall provide all cooperation and assistance reasonably requested by Agenus to enable Agenus to assume and/or continue, with as little disruption as reasonably possible, the continued sale and distribution of Agenus Product in the Territory, including, without limitation, (a) as directed by Agenus, terminate all agreements between Licensee and any Third Parties relating to the distribution or sale of Agenus Product, or assign them to Agenus or a Third Party designated by Agenus, (b) at the direction of Agenus, remove from any literature or other media of Licensee any and all references to Agenus and the Agenus Product, (c) cease to use any Agenus Trademarks and Tradenames (as defined in Section 11.4(b)) and assign to Agenus all right, title and interest in any such trademarks or tradenames to the extent necessary, (d) transfer or assign to Agenus all Regulatory Materials, Regulatory Approvals, licenses, permits, authorizations or similar documents for the Agenus Product that Licensee holds as of the time of any such termination, (e) return to Agenus all Confidential Information of Agenus, (f) pay Agenus any outstanding invoices and royalty amounts, and (h) provide Agenus with a final marketing and distribution report containing data through the effective date of the termination or expiration of this Agreement, including without limitation, customer account information and market data and intelligence.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unpredicted version of this exhibit has been filed separately with the Commission.

ARTICLE XI

Intellectual Property

11.1 Inventions.

(a) This Agreement does not affect the ownership of inventions (whether patentable or unpatentable), trade secrets, works of authorship, and other developments existing as of the Effective Date, and all patents, copyrights, trade secret rights and other intellectual property rights to such inventions, discoveries, trade secrets, works of authorship, and other developments, (collectively, “Pre-existing Intellectual Property”). Neither Party shall have any rights to any Pre-existing Intellectual Property of the other Party, except as may be otherwise expressly provided in this Agreement.

(b) The Parties shall jointly own all data and inventions arising from Licensee’s activities under the Commercialization Plan or Development Plan (“Developments”), and each Party shall fully cooperate with the other Party to vest title therein with both Parties, including executing any necessary documents of assignment. With respect to the Combination Product, the Parties acknowledge and agree that it is not feasible at this point in time to determine the long term development and commercialization plans for the Combination Product. Accordingly, the Parties acknowledge and agree that each Party has and shall have the right to license and otherwise exploit the Developments, subject to any freedom to operate restrictions, without any further accounting to the other Party, provided however, that neither Party is receiving hereunder any rights to the Pre-existing Intellectual Property or any other intellectual property of the other Party, including without limitation, the Licensed Patent Rights and Licensed Know-how of Agenus, in each case except as expressly set forth in the Agreement.

11.2 Patent Prosecution Strategy. Subject to the other terms of this Agreement, as mutually agreed by the Parties, one Party shall assume responsibility (the “Controlling Party”) for the preparation, filing, prosecution, and maintenance of all U.S. and foreign patent applications and patents covering Developments (“Development Patent Rights”), using patent counsel reasonably acceptable to both Parties, and the non-Controlling Party shall reasonably cooperate with respect thereto. The Controlling Party shall (i) notify the non-controlling Party reasonably prior to the filing of any Development Patent Rights and permit review of such Development Patent Rights by the non-Controlling Party, (ii) provide the non-Controlling Party promptly with copies of all communications received by the Controlling Party with respect to Development Patent Rights, (iii) keep the non-Controlling Party reasonably informed of the status of such Development Patent Rights, and (iv) provide the non-Controlling Party notice at least thirty (30) days in advance of taking or failing to take any action that would affect the scope or validity of any such Development Patent Rights (including but not limited to substantially narrowing or canceling any claim, abandoning any

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unpredicted version of this exhibit has been filed separately with the Commission.

such Development Patent Rights or not filing or perfecting the filing of any such Development Patent Rights in any country), with prior written notice of such proposed action or inaction so that the non-Controlling Party has a reasonable opportunity to review and make comments. Unless otherwise agreed, the Parties shall share equally the expenses of such preparation, filing, prosecution, and maintenance. Either Party may assign its rights to any jointly owned Development Patent Rights to the other Party, who will have the right in its discretion, to assume the prosecution and maintenance thereof at its sole expense and as the sole owner thereof.

11.3 Third Party Infringement. Either Party promptly shall notify the other Party in writing of any alleged infringement of the Licensed Patent Rights in the Territory, or the Development Patent Rights and of any available evidence thereof. The Parties shall consult as to a potential litigation strategy or strategies against any alleged infringer. If the Parties commence and prosecute a suit jointly, Licensee shall pay all associated attorney’s fees and out-of pocket litigation expenses. All monies recovered upon the final judgment or settlement of any such action shall be used (a) first, to reimburse the costs and expenses (including reasonable attorneys’ fees and costs) of the Parties, (b) second (to the extent that damages are awarded for lost sales or lost profits from the sale of Agenus Product or Combination Product), to Licensee with Agenus receiving the royalties that would have been payable to Agenus on the sale of such products, and (c) the remainder to be split equally between the Parties. If the Parties do not decide to jointly commence an action within thirty (30) days of the notice specified above, or otherwise terminate the alleged infringement, Agenus shall have the right, at its expense, to bring suit against the allegedly infringing party.

11.4 Trademarks.

(a) The terms “Trademark” or “Tradename” shall include, without limitation, the name or names of any Agenus Product or Combination Product, the design of the packaging of any Agenus Product or Combination Product, and the appearance of dosage forms of any Agenus Product or Combination Product.

(b) Unless otherwise agreed between the Parties in writing, Agenus, at its expense, shall be responsible for the selection, registration and maintenance of all Trademarks and Tradenames employed in connection with the Agenus Product (the “Agenus Trademarks and Tradenames”). The Agenus Trademarks and Tradenames in the Territory as of the Effective Date are set forth on Exhibit F. The Agenus Trademarks and Tradenames, and any reputation and goodwill in them, are, and will remain, the exclusive property of Agenus, and Licensee does not have and shall not have any right to use any Agenus Trademarks and Tradenames other than in connection with the exercise of its rights under the terms and conditions of this Agreement. All use of the Agenus Trademarks and Tradenames shall inure solely to the benefit of Agenus.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unpredicted version of this exhibit has been filed separately with the Commission.

(c) Subject to the foregoing and the remaining provisions of this Agreement, Agenus hereby grants to Licensee a license to use the Agenus Trademarks and Tradenames in the Territory during the Term solely in connection with the exercise of the licenses granted in Section 2.1, and in conformance with the standards established by Agenus. Licensee shall not: (i) use any Agenus Trademarks and Tradenames, or any word, symbol, or design confusingly similar to any Agenus Trademarks and Tradenames as part of its corporate or legal name or in connection with any product sold by Licensee, its Sublicensees or distributors except as set forth herein; or (ii) do or cause to be done any act or thing which would in any way impair the rights of Agenus in and to any Agenus Trademarks and Tradenames. The use of Trademarks and Tradenames in connection with the sale of Combination Products shall be as agreed to between the Parties.

ARTICLE XII

Manufacture and Supply

12.1 Manufacturing Technology Transfer. The Parties shall use commercially reasonable efforts to complete the Manufacturing Technology transfer in accordance with the plan and timelines as set forth in this Article XII and the technology transfer plan governing the transfer of the Manufacturing Technology between the Parties (the “Technology Transfer Plan”). The initial Technology Transfer Plan is attached to this Agreement as Exhibit G, and may be updated between the Parties upon mutual written agreement within thirty (30) days of the Effective Date. Agenus will provide reasonable training to Licensee and assist Licensee in the Manufacturing Technology transfer process in accordance with the Technology Transfer Plan at its sole cost and expense up to $[**] USD (including FTEs at an annual FTE rate of $[**] USD). Licensee shall reimburse Agenus all costs and expenses of Agenus in excess of such $[**] cap. Due to the unique nature of the manufacturing process for the Agenus Product which was perfected by Agenus over time, it is critical that Licensee maintain the integrity and quality of the manufacturing process. Upon the written request of Licensee, the Parties shall enter into a quality agreement governing the manufacture of the Agenus Product in the Territory during the Supply Period, which shall contain typical terms and conditions as agreed to between the Parties. In addition, the Parties shall agree upon appropriate, thorough, and meaningful safeguards for Agenus, including the following (i) Licensee shall guarantee to hire the appropriate amount of qualified Licensee employees in Russia to the reasonable satisfaction of Agenus to ensure a smooth transition, (ii) Agenus will have the right to pre-approve the manufacturing facility, and (iii) Agenus will have the right (but not the obligation) to have an employee or consultant in the manufacturing facility overseeing and approving manufacturing operations and release of Agenus Product until the Production Milestone is achieved.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unpredicted version of this exhibit has been filed separately with the Commission.

12.2 Licensee Obligations to Establish Manufacturing Capability.

(a) Licensee shall use its best commercially reasonable efforts at its sole cost and expense to do the following activities, in each case in accordance with all applicable laws, rules and regulations, and the provisions of the Agreement: (i) manufacture, market and sell the Agenus Product in the Licensed Indication in the Territory in accordance with the Specifications and the Commercialization Plan, (ii) carrying out the Development Plan, and (iii) establish manufacturing capability in the Territory, including without limitation, meeting the following milestones (each a “Manufacturing Diligence Milestone”):

MILESTONE:	DATE
Identify [**] for [**]	[**] days from Effective Date

[**] of NewVac [**] (Agenus sign off, requires [**] of [**] and [**] of [**])	[**] from Effective Date

[**] for [**] to [**] of [**] (“[**] Milestone”)	[**] from Effective Date

Obtain [**] for [**] for [**] (“[**] Milestone”)	[**] from [**] Milestone

Produce [**] of Agenus Product manufactured in Russia at the manufacturing facility in accordance with the Specifications (“Production Milestone”)	[**] after [**]

(b) In the event that any Manufacturing Diligence Milestone is not met by the respective milestone date (each date, the applicable “Manufacturing Milestone Deadline”), the Parties shall meet to discuss the reasons for such delay. In the event that Licensee demonstrates to Agenus’ satisfaction that it used its best commercially reasonable efforts to meet such Manufacturing Milestone Deadline, the Parties shall agree upon an appropriate extension for such Manufacturing Milestone Deadline (a “Milestone Extension”) and Agenus shall not have the right to terminate the Agreement for such failure, provided that in the event that Agenus elects to exercise the Supply Opt Out pursuant to Section 12.3 below, then in no event shall the Production Milestone Manufacturing Milestone Deadline or any Milestone Extension thereof (the “Production Milestone Deadline”) extend beyond the third anniversary of the Effective Date unless otherwise agreed by Agenus in its sole discretion. In addition and notwithstanding the above, if Licensee fails to demonstrate to Agenus’ satisfaction that it used its best

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unpredicted version of this exhibit has been filed separately with the Commission.

commercially reasonable efforts to meet the above Manufacturing Diligence Milestones by the Manufacturing Milestone Deadlines or any Milestone Extensions, or for the avoidance of doubt, in the event that Licensee fails to meet the Production Milestone Deadline, Agenus shall have a right to terminate the Agreement.

(c) Licensee shall not use any CMO to manufacture or produce the Agenus Product, alone or as part of the Combination Product, without the prior written consent of Agenus in its sole discretion.

12.3 Agenus Product Supply

(a) Agenus Supply Opt Out. The Parties acknowledge and agree that Agenus shall have the right to opt out of its right and obligation to supply any Agenus Product under this Agreement (the “Supply Opt Out”) at any time prior to January 31, 2012 upon written notice to Licensee.

(b) Supply Period Obligations. In the event that Agenus does not exercise the Supply Opt Out pursuant to Section 12.3 (a) above, then from January 31, 2012 (or such sooner period of time as may be elected in writing by Agenus) until the achievement of the Production Milestone (the “Supply Period”), the following provisions shall apply. During the Supply Period, Licensee agrees to purchase solely from Agenus, and Agenus agrees to use its commercially reasonably efforts to supply Licensee and its Sublicensees with one hundred percent (100%) of their initial requirements of Agenus Product (subject to the Manufacturing Capacity) for use solely in accordance with the licenses granted pursuant to Section 2.1 of this Agreement. Following the Supply Period, Licensee shall have no further obligation to purchase Agenus Product from Agenus, and Agenus shall have no further obligation to supply Agenus Product. Subject to the terms and conditions contained in this Agreement, during the Supply Period Licensee shall purchase from Agenus and Agenus shall supply to Licensee, Agenus Product in the amounts and timelines and pursuant to the terms and conditions set forth in Section 3.2 and on Exhibit H.

12.4 Agenus Reservation of Rights. Agenus reserves the right to manufacture (or have manufactured) and supply Agenus Product for itself, Affiliates and/or any Third Parties outside the exclusive license grants to Licensee hereunder.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unpredicted version of this exhibit has been filed separately with the Commission.

ARTICLE XIII

Miscellaneous Provisions

13.1 No Partnership. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, distributorship, agency, employer-employee or joint venture relationship between the Parties. No Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

13.2 Assignments. Neither Party shall assign any of its right or obligations hereunder or this Agreement without the prior written consent of the other Party, except that Agenus may do so: (a) to a Third Party as incident to the merger, consolidation, reorganization or acquisition of stock or assets affecting all or substantially all of the assets of such Party relating to the subject matter of this Agreement (“Acquiring Party”); or (b) to an Affiliate. This Agreement shall be binding upon the successors and permitted assigns of the Parties and the name of a Party appearing herein shall be deemed to include the names of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any permitted assignee shall assume all obligations of its assignor under this Agreement. No assignment shall relieve any Party of its responsibility for the performance of any obligations that such Party has under this Agreement. Any assignment not in accordance with this Section 13.2 shall be void.

13.3 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

13.4 Dispute Resolutions. Except for the right of any Party to apply for a temporary restraining order, a preliminary injunction or other preliminary equitable relief in any court or tribunal of appropriate jurisdiction to preserve the status quo or prevent irreparable harm, any dispute, other than disputes regarding the construction, validity or enforcement of patents, arising between the Parties relating to, arising out of or in any way connected with this Agreement or any term or condition hereof, or the performance by either Party of its obligations hereunder, whether before or after termination of this Agreement, shall be resolved exclusively as follows:

(a) Any Party may trigger this provision by written notice to the other Party that reasonably describes the nature of the dispute;

(b) If the dispute cannot be resolved by the Parties through their duly authorized representatives within thirty (30) days of such notice, the Chief Executive Officers of the Parties (or their respective designees) shall meet in person at a mutually acceptable time and location or by means of telephone or video conference within ten (10) business days of the matter being referred to them.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unpredicted version of this exhibit has been filed separately with the Commission.

(c) If the Chief Executive Officers of the Parties (or their respective designees) are unable to settle any dispute within thirty (30) days, then either Party may initiate mediation upon written notice to the other Party (the “Notice Date”), whereupon both Parties shall engage in a mediation proceeding under the then current International Institute for Conflict Prevention and Resolution Inc. (“CPR”) Mediation Procedure , except that specific provisions of this Section shall override any inconsistent provisions of the CPR Mediation Procedures. The mediator will be selected from the CPR Panel of Neutrals. If the Parties cannot agree upon a mediator within 15 business days of the Notice Date, one shall be appointed by the CPR. The Parties shall attempt to resolve the dispute through mediation until the first of the following to occur: (i) the Parties reach a written settlement, (ii) the mediators notify the Parties in writing that they have reached an impasse, (iii) the Parties agree in writing that they have reached an impasse, or (iv) the Parties have not reached a settlement within sixty (60) days after the Notice Date. Completion of the requirements of this provision is a condition precedent to proceeding to provision (d) unless one of the Parties refuses to cooperate in step (c).

(d) If the Parties fail to resolve the dispute through mediation, the Parties shall submit to final and binding arbitration administered by the International Institute for Conflict Prevention and Resolution Inc. pursuant to the International Institute for Conflict Prevention & Resolution Rules for Non-Administered Arbitration. The Parties agree that the Arbitrator(s) may provide any and all appropriate relief, including injunctive relief. Any such arbitration shall take place in the Commonwealth of Massachusetts.

13.5 No Name or Trademark Rights. Except as otherwise provided herein, no right, express or implied, is granted by this Agreement to use in any manner the names of the Parties or any version or contraction thereof or any other Tradename or Trademark of Agenus or Licensee in connection with the performance of this Agreement.

13.6 Public Announcements. The Parties have agreed on the pre-cleared content for public disclosure (as described in more detail on Exhibit I attached hereto) for release by either Party within a reasonable time after the Effective Date. Except for such content, neither Party shall issue any press releases or public disclosure relating to this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed, provided, however, that (i) a Party may, without the prior consent of the other Party, issue such press release or public disclosure as may be required by applicable laws, rules and regulations (including any applicable securities regulations) and (ii) once any press release or other public disclosure is approved for disclosure by the Parties, either Party hereto may make a subsequent public disclosure of the contents of such approved press release or other public disclosure. Notwithstanding the provisions of Section 13.11 below, for purposes of this Section 13.6, and notices may be sent via email, if to Agenus, to shalini.sharp@agenusbio.com with a copy to karen.valentine@agenusbio.com, and if to Licensee, to Sergey Bugrov: sb@newvac.ru with a copy to Ron Demuth: rdemuth@torreypinesinv.com.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unpredicted version of this exhibit has been filed separately with the Commission.

13.7 Force Majeure. If any default or delay occurs which prevents or materially impairs a Party’s performance and is due to a cause beyond the Party’s reasonable control, including but not limited to any act of any god, flood, fire, explosion, earthquake, casualty, accident, war, terrorism, revolution, civil commotion, blockade or embargo, injunction, law, proclamation, order, regulation or governmental demand, the affected Party promptly shall notify the other Party in writing of such cause and shall exercise diligent efforts to resume performance under this Agreement as soon as possible. Neither Party shall be liable to the other Party for any loss or damage due to such cause. Neither Party may terminate this Agreement because of such default or delay, unless such event continues unabated for a period of [**] months, in which case the Party disadvantaged by such default or delay may, at its option, terminate this Agreement upon written notice to the other Party.

13.8 Entire Agreement of the Parties, Amendments. This Agreement, including the exhibits attached hereto which are incorporated herein, constitutes and contains the entire understanding and agreement of the Parties and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements, whether verbal or written, between the Parties respecting the subject matter hereof. No waiver, modification or amendment or any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each of the Parties.

13.9 Severability. In the event that any of the provisions of this Agreement shall for any reason be held by any court or authority of competent jurisdiction to be invalid, illegal or unenforceable, such provision or provisions shall be validly reformed to as nearly as possible approximate the intent of the Parties and, if unenforceable, shall be divisible and deleted in such jurisdiction; elsewhere, this Agreement shall not be affected so long as the Parties are still able to realize the principal benefits bargained for in this Agreement.

13.10 Applicable Law. This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, USA applicable to agreements made and performed wholly within such state without regard to its principles of conflicts of laws, provided that questions affecting the construction and effect of any patent shall be determined by the laws of the country in which the patent shall have been granted. The Parties agree that the 1980 United Nations Convention on Contracts for the International Sale of Goods shall not apply to or affect any term of this Agreement.

13.11 Notices and Deliveries. Any notice, requests, delivery, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person, transmitted by facsimile (with written confirmation to follow via an internationally recognized courier) or three (3) days after being sent by internationally recognized courier to the Party to whom it is directed at its address shown below or such other address as such Party shall have last given by written notice to the other Party in accordance with this Section.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unpredicted version of this exhibit has been filed separately with the Commission.

If to Agenus, addressed to:

Agenus Inc.

3 Forbes Road

Lexington, MA 02421

Attn: Chief Financial Officer

With a copy to:

Agenus Inc.

3 Forbes Road

Lexington, MA 02421

Attn: Legal Department

If to Licensee, addressed to:

NewVac LLC

Rabochaya St. 2-a, Bldg. 1

Khimki, Moscow

141400, Russia

Phone: +7 (495) 995-4944

Fax: +7 (495) 926 9970

Attn: Sergey Bugrov, PhD, CEO

With a copy to:

De Novo Legal PC

2244 Faraday Ave. Suite 103

Carlsbad, CA 92008

Attn: Maria Johnson

13.12 Governing Language. The Parties acknowledge and agree that the English language shall govern this Agreement and all communications required or anticipated pursuant to this Agreement. All written materials to be provided by Licensee to Agenus pursuant to this Agreement shall be written in the English language, and all oral communications between the Parties shall be with fluent English speaking representatives of the Parties.

13.13 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Execution and delivery of this Agreement by

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unpredicted version of this exhibit has been filed separately with the Commission.

facsimile or electronic copies bearing the facsimile signatures of the Parties shall constitute a valid and binding execution and delivery of this Agreement by the signing Party, and such facsimile and/or electronic copies shall constitute original documents.

13.14 Compliance with Laws. Licensee and Agenus each shall comply with all applicable laws in connection with its own performance under this Agreement. Without limiting the generality of the foregoing, Licensee shall be responsible for compliance with all applicable product safety, product testing, product labeling, package marking, and product advertising laws and regulations, except with respect to efforts performed by Agenus in which case Agenus shall be responsible for its activities as governed by such laws and regulations.

13.15 Survival. Unless otherwise expressly noted herein, the following provisions shall survive expiration or termination of this Agreement: Articles III (with respect to payment obligations owing or that have accrued prior to the effective date of expiration or termination, or sales made prior to the effective date of expiration or termination or in accordance with Section 10.6(b)), Article VIII, and IX, and Sections 6.1(iii), 6.3, 7.3, 7.4, 10.6, 11.1, 11.2, 11.3, 13.4, 13.5, 13.10, 13.12, 13.13, and this Section 13.15.

13.16 Construction. Except where the context requires otherwise, the use of any gender is applicable to all genders and the term “including” or “includes” means including, without limiting the generality of any description preceding such term. The wording of this Agreement shall be deemed to be the wording mutually chosen by the parties and no rule of strict construction shall be applied. All monetary amounts are in United States dollars unless otherwise explicitly provided. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed by their respective corporate officers, duly authorized as of the dates written below.

Agenus		Licensee

By:	/s/ Garo H. Armen	/s/ Nikolay Savchuk

Name:	Garo H. Armen	Nikolay Savchuk

Title:	Chairman and CEO	Chairman of the Board

Date:	December 16, 2011	December 16, 2011

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unpredicted version of this exhibit has been filed separately with the Commission.

For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of Agenus executing and delivering this Agreement, Chemrar Group Companies hereby unconditionally guaranties to Agenus, its successors and assigns, full and prompt payment and performance of all of the obligations of Licensee in connection with this Agreement. This guaranty shall operate as continuing, absolute, and irrevocable. The liability of Chemrar Group Companies hereunder should be primary, and Chemrar Group Companies hereby waives all suretyship defenses.

Chemrar Group Companies

By:	/s/ Nikolay Savchuk

Name:	Nikolay Savchuk

Title:	Board Member

Date:	December 16, 2011

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unpredicted version of this exhibit has been filed separately with the Commission.